EXHIBIT 10.1

May 29, 2025

Robert Schriesheim

Dear Rob:

I am writing to confirm the details of our offer to you to assume the role of Interim Chief Financial Officer (“Interim CFO”) of Skyworks Solutions, Inc. (“Skyworks” or the “Company”). Beginning on the date of your appointment to the role of Interim Chief Financial Officer by the Company’s Board of Directors (the “Effective Date”), and continuing until the date on which another individual assumes the role of Skyworks’ Chief Financial Officer (the “End Date”) (such period, the “Interim Services Period”), you will be employed by Skyworks pursuant to the terms and conditions set forth below.
Responsibilities and Duties
You will serve as Skyworks’ Interim CFO and will perform those duties and have those responsibilities commensurate with the position of a Chief Financial Officer. You will travel as appropriate to fulfill your duties, including, as needed, to Skyworks’ Irvine, California offices. The Company will reimburse you for the costs of such travel, including any taxes payable with respect thereto.
Compensation and Benefits
Salary
You will be paid a base salary at the annualized rate of $625,000, payable biweekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.
Interim Service RSU Grant

You will receive a grant of Restricted Stock Units (“Interim Service RSUs”) made under the Company’s Second Amended and Restated 2015 Long-Term Incentive Plan, with the number of shares subject to such award calculated by dividing $1,200,000 by the closing price of the Company’s common stock on the Effective Date. The Interim Service RSUs shall vest on the second anniversary of the Effective Date in an amount equal to the sum of (i) fifty percent

(50%) of the Interim Service RSUs and (ii) a number of Interim Service RSUs equal to the product of fifty percent (50%) of the Interim Service RSUs multiplied by a fraction, the numerator of which is the number of full months during which you provide services as Interim CFO and the denominator of which is 6 (i.e., the number of shares referred to in clause (ii) that ultimately vest will be based on full months served); provided, however, that the fraction in clause (ii) shall not be greater than one. The Interim Service RSUs will be subject to the terms and conditions set forth in the applicable award agreement.
The award agreement with respect to the Interim Service RSUs will be available in your E*Trade/Morgan Stanley stock plan account after the grant date. You will be notified through your Skyworks email when the grant is available for acceptance, at which time you must take action to activate your E*Trade/Morgan Stanley account and accept your award.
Executive Financial/Tax/Health Reimbursement Program
For fiscal year 2025, you will be eligible to be reimbursed up to $20,000 for the cost of financial planning services, personal tax/estate planning and preparation services, and/or an executive physical. Such reimbursements shall not be subject to any tax gross-ups and shall be subject to the terms of Skyworks’ applicable executive reimbursement policy.
Employee Benefits
In addition, you may participate in the Company’s benefit plans pursuant to the terms and conditions of such plans. Benefits are subject to change at any time in Skyworks’ sole discretion.
Stock Ownership Requirements
In light of the interim nature of this position, you will continue to be subject to the Company’s Director Ownership and Retention Program.
Miscellaneous

Continued Board Service
Nothing herein or the occurrence of the End Date shall alter your continued service on Skyworks’ Board of Directors for any term to which you have been duly elected as a director.
Conditions of Offer and Employment
As a condition of your employment, you will be required to sign our standard Employment Agreement, pursuant to which you will acknowledge and agree, among other things, that your employment with Skyworks will be at-will, of an indefinite duration and terminable with or without cause and with or without notice at any time, either by you or Skyworks, including during the Interim Services Period

When you commence employment you will also be required to acknowledge your receipt and review of our Code of Business Conduct and Ethics, which, among other things, requires you to avoid any activity or relationship that would cause an actual or apparent conflict of interest with your responsibilities to Skyworks, and you will be required to sign and abide by all of Skyworks’ written policies.
Additionally, shortly after accepting the offer, you will receive an email asking you to promptly log into our system and complete Section 1 of the Form I-9. You must complete Section 1 no later than the first day of your employment and submit acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three days of starting employment.
Clawback
You acknowledge and agree that, as applicable, you will be subject to and bound by the terms and conditions of Skyworks’ Executive Compensation Recovery Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Clawback Policy”), a copy of which has been provided or made available to you. You will also be required to sign and return Skyworks’ Attestation and Acknowledgement of Clawback Policy.
Entire Agreement; Governing Law
This offer letter (together with the Employment Agreement, the Clawback Policy and stock award plan document referenced above) contains the entire understanding of the parties concerning its subject matter and supersedes any prior or contemporaneous promises, understandings, agreements, representations, or offers, either written or oral, related thereto. This offer letter may be modified only by a written instrument executed by both parties. The Company reserves the right to amend, modify, or eliminate standard employee benefit and compensation programs at any time with or without notice. This offer letter and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of California.
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Upon receiving this offer letter, please contact me to discuss any questions that you may have. Please indicate your acceptance of the offer by signing and returning a scanned copy of this letter via email to me.
We are excited about the prospect of you serving in this interim capacity. If you have any questions about any of the above, please call me.
Sincerely,
Skyworks Solutions, Inc.
/s/ Karilee Durham
Kari Durham
SVP, Human Resources

Acceptance of Offer

I have read and understood, and I accept, all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous promises, understandings, agreements, representations, and offers, both written and oral, with respect to the subject matter of this letter.

/s/ Robert Schriesheim	05/29/2025
Robert Schriesheim	Date